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                                                               EXHIBIT 5 (d) (i)



     Filed with Post-Effective Amendment No. 8 to this Registration Statement on Form N-4 on April 24, 1989.
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        403(b) TAX DEFERRED ANNUITY CUSTOMER AGREEMENT ACKNOWLEDGEMENT



     I understand that, as required by the Internal Revenue Code, my Section 403(b) tax deferred annuity will prohibit withdrawals from my salary reduction elective deferral (pre-tax) contributions, and earnings on them, until age 59 1/2, death, disability, or termination of employment. I may make withdrawals from the contributions, but not earnings on them, in the case of financial hardship. Tax-free exchanges between Section 403(b) funding vehicles may be made. My December 31, 1988 balance, if any, should not be subject to these restrictions. Tax laws are subject to change and to administrative and judicial interpretation. The following represents Metropolitan's understanding of current law, but Metropolitan will apply the restrictions only to the extent required by law to maintain my contract's status as a tax deferred annuity under Section 403(b).


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           (Date)                              (Signature of Participant)